Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Brian Anderson, Deluxe	Keith Negrin, Deluxe
VP, Strategy & Investor Relations	VP, Communications
651-447-4197	612-669-1459
brian.anderson@deluxe.com	keith.negrin@deluxe.com

Scott Farace, Celero Commerce	Scott Bisang / Jim Golden / Jack Kelleher
Chief Marketing Officer	Collected Strategies
scottf@celerocommerce.com	Deluxe-CS@collectedstrategies.com

Deluxe to Acquire Celero Commerce, Accelerating Transformation Toward Payments and Data Solutions Scale

•	Advances revenue mix shift toward higher growth Payments and Data segments
•	Expands presence across existing and new attractive merchant processing verticals
•	Combination expected to be accretive to adjusted EPS in first year following closing, extending both revenue growth and adjusted EBITDA margin rates with clear path to ongoing de-leveraging
•	No change required to dividend policy
•	Drives further operating leverage potential for Deluxe Merchant Services via greater scale and deepened go-to-market distribution
•	Unlocks significant identified cost synergy opportunities across the combined organizations
•	DLX 2026 full-year guidance unchanged; to be updated post-closing, expected 3Q’26

MINNEAPOLIS – June 18, 2026 – Deluxe (NYSE: DLX), a trusted payments and data company, today announced that it has entered into a definitive agreement to acquire Celero Commerce (“Celero”), a financial technology company focused on optimized payment solutions for small to mid-sized businesses and strategic partners, for $625 million, plus payment of certain seller transaction expenses and other adjustments.

Celero is an industry-leading integrated payment processing partner offering high-tech, high-touch merchant solutions for small to mid-sized businesses and strategic partners. Celero combines a comprehensive, all-in-one suite of omnichannel payment solutions with dedicated, localized customer support to help drive growth and increase profitability.

The transaction advances the ongoing Deluxe transformation strategy to shift the revenue mix towards higher growth Payments and Data segments. Post-closing, the combined Payments and Data businesses are expected to increase to 57% of 2026 revenues on a proforma basis, compared to 31% in 2020.

The combination will also further the ongoing modernization of the Deluxe payment technology infrastructure, bring together complementary go-to-market capabilities and expand customer reach through a broadened and diversified network of bank, software, independent partner and direct sales channels. Following close, Deluxe will go to market with greater scale and an expanded set of solutions to deliver for small and medium-sized businesses and merchants.

“Adding Celero immediately accelerates our transformation and shifts our revenue mix decisively towards our growing Payments and Data segments. Celero has loyal customers, partners, and employees, as well as strong financials and corporate culture, all of which are a natural fit with Deluxe,” said Barry McCarthy, President and CEO of Deluxe. “Combined, the two companies will broaden our distribution reach and deepen our presence across key verticals including financial institutions, independent software vendors, and independent sales organization partner channels. At Deluxe, we have a proprietary, fully-scaled processing platform that will compliment and seamlessly integrate with Celero and their technology to deliver a compelling value proposition for customers.”

“This is an exciting next chapter for Celero, our employees, partners, and customers,” said Kevin Jones, Founder and Chief Executive Officer of Celero Commerce. “At Celero, we've always focused on helping businesses thrive through innovative technology, exceptional service, and strong strategic partnerships. Deluxe shares those values, and this combination allows us to accelerate that mission faster than we could have independently. By bringing together Deluxe’ s scale, resources, and payments capabilities with Celero’s technology, channel expertise, and customer-first culture, we believe we're creating an even stronger platform for our customers and partners while opening new opportunities for growth.”

Strategic & Financial Benefits

•	Expanded Distribution Reach: The combination will strengthen Deluxe’s diversified go-to-market model, combining established broad financial institution partnerships, a growing network of independent sales organizations, embedded software vendor relationships, and direct sales capabilities to reach a broadened base of customers.
•	Enhanced Go-to-Market Motion: The transaction combines Deluxe’s proven customer service model and sales motion with Celero’s experienced talent and established partner relationships. Celero has a seasoned sales team with a strong and diversified go-to-market offering, adding approximately 60 new partners in 2025 from an active base of 375 partners.
•	Scaled Merchant Services Business with Greater Operating Leverage: Deluxe and Celero processed approximately $70 billion in combined gross transaction volume in 2025, making the proposed merged organization one of the 10 largest non-bank merchant acquirers in the United States, based on Nilson reporting. The combined scale will create more opportunities to improve processing efficiency, spread fixed costs across a larger base, and enhance long-term operating leverage and margins.
•	Attractive Financial Profile: The transaction is expected to be accretive to adjusted EPS in the first year following closing, while also expanding revenue growth and adjusted EBITDA margin rates and generating strong cash flow, inclusive of over $15 million in anticipated cost synergies by 2028 and additional upside potential from revenue synergies. Celero has an attractive financial profile, having delivered over $200 million in revenue in 2025 with a 28% adjusted EBITDA margin and 90% unlevered free cash flow conversion.
•	Clear Path to Deleveraging: At closing, Deluxe expects its combined net leverage ratio to be approximately 3.9x. Deluxe has a proven track record of prioritizing debt repayment and expects to reduce net leverage to below 3.0x during a 24-month period following the closing.

Transaction Details

Deluxe will acquire Celero in an all-cash transaction for approximately $625 million plus payment of certain seller transaction expenses and other adjustments. The transaction is subject to regulatory approvals in the U.S. and other customary closing conditions. The transaction will be funded through committed debt financing, consisting of an incremental Term Loan A financing of $375 million from a five-bank syndicate led by BofA Securities, Inc. and drawing on Deluxe’s existing revolving credit facility. Deluxe expects the transaction to close in the third quarter of 2026.

Deluxe is reaffirming its previously-issued 2026 full-year guidance, which does not include the impact of the pending Celero acquisition. Deluxe expects to provide updated guidance reflecting the acquisition of Celero following closing of the transaction.

Advisors

BofA Securities are serving as financial advisors and Troutman Pepper Locke LLP and Bennett Jones LLP are serving as legal advisors to Deluxe.

Investor Conference Call Details

Deluxe will host a conference call today at 8:30 a.m. ET to discuss the proposed transaction. All interested persons may listen to the call by dialing 1-800-330-6730 (conference passcode: 502756). The audio and accompanying slides will be available via a simultaneous webcast accessible through the investor relations website at www.investors.deluxe.com. A replay will be available after 4:00 p.m. ET through June 25, 2026, via the webcast link and listen-by-phone option.

###

About Deluxe Corporation

Deluxe, a trusted payments and data company, champions business so communities thrive. Our solutions help businesses pay, get paid, and grow. For more than 100 years, Deluxe customers have relied on our solutions and platforms at all stages of their lifecycle, from start-up to maturity. Our powerful scale supports millions of small businesses, thousands of vital financial institutions and hundreds of the world’s largest consumer brands, while processing more than $2 trillion in annual payment volume. Our reach, scale and distribution channels position Deluxe to be our customers’ most trusted business partner. To learn how we can help your business, visit us at www.deluxe.com.

About Celero Commerce

Headquartered in Nashville, Celero Commerce is a full-service, integrated electronic commerce solutions provider powered by leading-edge technology, strategic partnerships, and business intelligence. Celero offers small and medium-sized businesses payment processing services, business management software, and data intelligence, empowering them to drive growth and profitability. Visit www.celerocommerce.com to learn more.

Forward-Looking Statements

Statements made in this press release concerning Deluxe, Deluxe’s or management’s intentions, expectations, outlook or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current intentions or beliefs and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the risk that the proposed Celero transaction may not be completed in a timely manner or at all; the inability to integrate and/or realize the benefits of the Celero transaction, including expected synergies; the occurrence of any fact, event, change, development or circumstance that could give rise to the termination of the Celero acquisition agreement; the failure to satisfy any of the conditions to the consummation of the Celero acquisition, including the receipt of certain regulatory approvals; the risk that the financing necessary to consummate the Celero acquisition may not be obtained, may be delayed, or may be available only on less favorable terms than anticipated; that the announcement of the Celero acquisition could disrupt Deluxe’s or Celero’s relationships with customers, employees or other business partners; changes in local, regional, national and international economic or political conditions, including those resulting from heightened inflation, rising interest rates, a recession, or intensified international hostilities, and the impact they may have on the company, its data, customers or demand for the company’s products and services; the effect of proposed and enacted legislative and regulatory actions affecting the company or the financial services industry as a whole; continuing cost increases and/or declines in the availability of data, materials and other services; the company’s ability to execute its strategy and to realize the intended benefits; the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the company’s control; declining demand for the company’s checks, check-related products and services and business forms; risks that the company’s strategies intended to drive sustained revenue and earnings growth, despite the continuing decline in checks and forms, are delayed or unsuccessful; intense competition; continued consolidation of financial institutions and/or bank failures, thereby reducing the number of potential customers and referral sources and increasing downward pressure on the company’s revenue and gross profit; risks related to other acquisitions, including integration-related risks and risks that future acquisitions will not be consummated; risks that any such acquisitions do not produce the anticipated results or synergies; risks that the company’s cost reduction initiatives will be delayed or unsuccessful; risks related to any divestitures contemplated or undertaken by the company; performance shortfalls by one or more of the company’s major suppliers, licensors, data or service providers; continuing supply chain and labor supply issues; unanticipated delays, costs and expenses in the development and marketing of products and services, including financial technology and treasury management solutions; the failure of such products and services to deliver the expected revenues and other financial targets; risks related to security breaches, computer malware or other cyber-attacks; risks of interruptions to the company’s website operations or information technology systems; and risks of unfavorable outcomes and the costs to defend litigation and other disputes. Deluxe’s forward-looking statements speak only as of the time made, and management assumes no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from Deluxe’s current expectations are contained in Deluxe’s Form 10-K for the year ended December 31, 2025, and other filings made with the SEC. Deluxe undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.